EXHIBIT 99.1
TARP CERTIFICATION OF CHIEF EXECUTIVE OFFICER

I, B. Keith Johnson, Chief Executive Officer of First Financial Service Corporation (the “Company”), certify that:

(1) The compensation committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company has met at least every six months during the prior fiscal year with the senior risk officers of the Company to discuss and evaluate senior executive officer compensation plans and employee compensation plans and the risks these plans pose to the Company;

(2) The Compensation Committee has identified and limited the features in the senior executive officer compensation plans that could lead senior executive officers to take unnecessary or excessive risks that could threaten the value of the Company, has identified any features in the employee compensation plans that pose risks to the Company, and has limited those features to ensure that the Company is not unnecessarily exposed to risks;

(3) The Compensation Committee has reviewed at least every six months the terms of each employee compensation plan and identified and limited the features in the plan that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;

(4) The Compensation Committee will certify to these reviews;

(5) The Compensation Committee will provide a narrative description of how it limited the features in (i) senior executive officer compensation plans that could lead senior executive officers to take unnecessary and excessive risks that could threaten the value of the Company, (ii) employee compensation plans to ensure that the Company is not unnecessarily exposed to risks, and (iii) employee compensation plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;

(6) The Company has required that all bonuses, retention awards, and incentive compensation of the senior executive officers and next twenty most highly compensated employees be subject to a provision for recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(7) The Company has prohibited any golden parachute payment to the senior executive officers and the next five most highly compensated employees.  For this purpose, a golden parachute payment is any payment triggered by involuntary termination with or without cause; bankruptcy, insolvency or receivership of the Company; or a change in control of the Company;

(8) The Company has limited bonuses, retention awards, and incentive compensation paid to or accrued by employees to whom the bonus payment limitation applies;

(9) The Company will permit a non-binding shareholder resolution on the senior executive officer compensation disclosures provided under the Federal securities laws in accordance with any guidance, rules, and regulations promulgated by the SEC;

(10) The Company has adopted and maintains an excessive or luxury expenditures policy and has provided this policy to Treasury in each case in accordance with the requirements under the Interim Final Rule;

(11) The Company will disclose the amount, nature, and justification for the offering of any perquisites whose total value exceeds $25,000 for each of the employees subject to the bonus payment limitations;

(12)  The Company will disclose whether the Company, the Board, or the Compensation Committee has engaged a compensation consultant, and the services the compensation consultant or any affiliate provided;

(13) The Company has prohibited any tax gross-ups on compensation to the senior executive officers and the next twenty most highly compensated employees;

(14) The Company has substantially complied with any compensation requirements set forth in the agreement between the Company and the Treasury, as may have been amended;

(15) Employees named in the certification are the senior executive officers and most highly compensated employees for the current fiscal year based on their compensation during the prior fiscal year;

(16) The officer certifying understands that a knowing and willful false or fraudulent statement made in connection with the certification may be punished by fine, imprisonment or both; and,

 (17) That the Company has either limited annual compensation to $500,000 (excluding grants of long-term restricted stock but including certain pension benefits and deferred compensation accruals otherwise excluded from annual compensation) for any executive officer or employee who is not subject to the bonus limitations and has or will pay any additional compensation in the form of long-term restricted stock or, to the extent not so limited, the Company has had the compensation structure of those employees approved by the Office of the Special Master for TARP Executive Compensation.

Date: March 16, 2010	By:	/s/ B. Keith Johnson
B. Keith Johnson
Chief Executive Officer